                                                                    EXHIBIT 99.1



                                                         [PRIVATE BUSINESS LOGO]



FOR IMMEDIATE RELEASE                           Contact:  Gerry Hayden
---------------------                                     Private Business, Inc.
                                                          (615) 565-7722


   PRIVATE BUSINESS, INC. REPORTS 2002 EARNINGS IN LINE WITH PREVIOUS GUIDANCE
                           --------------------------
                 DILUTED E.P.S. OF $0.20 IN 2002 COMPARED WITH A
                      NET LOSS OF ($0.02) IN PREVIOUS YEAR


NASHVILLE, TENNESSEE (MARCH 5, 2003) -- Private Business, Inc. (NASDAQ: PBIZ), a leading provider of cash flow and retail inventory management solutions for community banks and small businesses, today announced its operating results for the quarter and year ended December 31, 2002.

For the year ended December 31, 2002, revenues totaled $54.5 million, compared with revenues of $55.8 million in 2001. Results for 2002 included $13.2 million in revenues from Towne Services, Inc. ("Towne"), which was acquired in August 2001. Results for 2001 included $6.9 million in revenues from Towne.

Operating income for 2002 increased to $6.9 million, compared with $3.1 million in the previous year. Net income available to common shareholders improved to $2.9 million, or $0.20 per diluted share, compared with a net loss of ($270,000), or ($0.02) per diluted share, in the year ended December 31, 2001. The Company's EBITDA (earnings before interest, taxes, depreciation and amortization) totaled $12.0 million in 2002.

Revenues for the quarter ended December 31, 2002, totaled $12.1 million, compared with revenues of $16.2 million in the fourth quarter of 2001. Results for the most recent quarter included $2.6 million in revenues from Towne, compared with a $4.2 million revenue contribution from Towne in the prior-year quarter.

Operating income declined to $508,000 in the quarter ended December 31, 2002, versus operating income of $2.3 million in the year-earlier period. The Company reported net income available to common shareholders of $25,000, or $0.00 per diluted share, in the fourth quarter of 2002, versus net income of $992,000, or $0.07 per diluted share, in the corresponding period of the previous year. The Company's EBITDA totaled $1.8 million in the fourth quarter of 2002.

All share and per share amounts in this news release have been adjusted to reflect a one-for-three reverse stock split in August 2001. Per share amounts include 4.6 million common shares issued in conjunction with the Towne Services merger.

Results for the year ended December 31, 2001 included an after-tax charge of $2.5 million, or $0.23 per share, for the write down of the Company's former headquarters building to its estimated fair market value, and merger-related expenses of approximately $183,000, net of taxes. Excluding these items, the Company would have reported pro forma net income of $2.4 million, or $0.22 per diluted share, for the year ended December 31, 2001. The Company completed the sale of its former headquarters in March 2002 and consolidated its operations into more cost-effective facilities in the first quarter of 2002.

"While not satisfied with our Company's recent performance, it is important to note that our earnings per share for 2002 came in at the upper end of the range projected in our news release dated January 27, 2003," stated Henry



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Baroco, Chief Executive Officer of Private Business, Inc. "To improve upon our break even level earnings during the fourth quarter, we have taken significant steps to re-energize our core business since I was appointed Chief Executive Officer in January."

"Revenues derived from our core business product, Business Manager(R), declined by approximately 23% in the final quarter of 2002, when compared with the prior-year quarter. While a soft economic environment has had a negative impact on our core business for some time, we believe Private Business has not adequately capitalized upon the substantial value that Business Manager delivers to the community banks and small businesses that comprise our primary customer base. During the past few weeks, we have implemented changes within our Sales and Marketing organization that are designed to rejuvenate our core business, and I am confident that such changes will have a positive effect on the Company's financial performance in coming quarters."

"We will continue to evaluate various opportunities to provide complementary products and services that can generate incremental revenues," continued Baroco. "Private Business is in a unique position to offer additional revenue generating products and services to community banks, their merchants, and other small businesses. With the sales teams already in place, we are confident that we can market such new initiatives, without the need for additional capital, by leveraging our customer relationship infrastructure."

"The Company's balance sheet continued to improve in 2002. Strong operating cash flows allowed us to reduce total debt obligations by approximately $6.9 million. We are currently in discussions with our lending banks to resolve a previously disclosed non-monetary default involving certain debt covenants that existed at December 31, 2002. I emphasize that this is a technical, non-monetary default involving Minimum EBITDA and the Ratio of Consolidated Debt to EBITDA requirements under the terms of our senior loan agreement. We have made all payments, in full and on time, in accordance with our note agreements. Along with our banks, we have recently completed a rigorous review of 2003 budgets and financial plans, and we expect to report additional information on our banking relationship in the next several weeks," concluded Baroco.

THE COMPANY WILL HOST AN INVESTOR CONFERENCE CALL THURSDAY, MARCH 6, 2003, AT 10:00 A.M. EASTERN TIME (9:00 A.M. CENTRAL TIME). TO PARTICIPATE IN THE CALL, DIAL (913) 981-5558, WITH CONFIRMATION NUMBER 154389 A FEW MINUTES BEFORE 10:00 A.M. EST. A REPLAY OF THE CONFERENCE CALL WILL BE AVAILABLE APPROXIMATELY TWO HOURS AFTER COMPLETION OF THE CALL AND WILL BE AVAILABLE UNTIL 6:00 P.M. EST ON THURSDAY, MARCH 13, 2003. DIAL (719) 457-0820 WITH CONFIRMATION NUMBER 154389 TO ACCESS THE REPLAY.

Private Business, Inc. is a leading provider of cash flow and retail inventory management solutions for community banks and middle-market businesses. The Company is headquartered in Brentwood, Tennessee, and its common stock trades on The NASDAQ Stock Market under the symbol "PBIZ".

This release contains several "forward-looking statements" concerning Private Business, Inc.'s operations, prospects, strategies and financial condition, including its future economic performance, intent, plans and objectives, the likelihood of success in developing and expanding its business, and its ability to obtain a waiver of its noncompliance with certain covenants in its senior loan agreement. These statements are based upon a number of assumptions and estimates that are subject to significant uncertainties, many of which are beyond Private Business, Inc.'s control. Words such as "may," "would," "could," "will," "expect," "anticipate," "believe," "intend," "plan," and "estimate" are meant to identify such forward-looking statements. Actual results may differ materially from those expressed or implied by such forward-looking statements. The Company assumes no obligation to update this information. Factors that could cause actual results to differ materially are discussed in Private Business, Inc.'s filings with the Securities and Exchange Commission, including its Form 10-K and Form 10-Q filings.

    Additional information on this Company can be found on the World Wide Web
                         http://www.privatebusiness.com
                         ------------------------------
                    For further information, please contact:
            Henry Baroco, CEO, or Gerry Hayden, CFO at (615) 565-7722
                                       or

    RJ Falkner & Company, Inc., Investor Relations Counsel at (800) 377-9893
                       or via e-mail at info@rjfalkner.com




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                             PRIVATE BUSINESS, INC.
                        CONSOLIDATED FINANCIAL HIGHLIGHTS
                    (in thousands, except per share amounts)


                                              THREE MONTHS ENDED          TWELVE MONTHS ENDED
                                                  DECEMBER 31,                DECEMBER 31,
                                             ---------------------       ---------------------
OPERATING HIGHLIGHTS:                          2002         2001           2002         2001
                                             -------      --------       -------      --------
Revenue:
   Participation Fees                        $ 7,831      $ 11,171       $36,186      $ 42,697
   Software license                              105           196           498           915
   Retail planning services                    2,469         2,758        10,449         4,328
   Maintenance and other                       1,720         2,084         7,412         7,820
                                             -------      --------       -------      --------
                                              12,125        16,209        54,545        55,760
Operating costs and expenses:
   General and administrative                  2,743         7,101        20,250        23,424
   Selling and marketing                       5,374         6,372        21,943        22,520
   Research and development                      334           347           852         1,284
   Amortization                                  431           339         1,796         1,257
   Other operating expense, net                2,735          (225)        2,836         4,270
                                             -------      --------       -------      --------
                                              11,617        13,934        47,677        52,755
                                             -------      --------       -------      --------
Operating income                                 508         2,275         6,868         3,005

Interest expense, net                            401           583         1,798         3,344
                                             -------      --------       -------      --------
Income (loss) before extraordinary item
   and income taxes                              107         1,692         5,070          (339)
Income tax provision (benefit)                    42           660         1,977          (132)
                                             -------      --------       -------      --------
Net income (loss)                                 65         1,032         3,093          (207)
Preferred stock dividends                         40            40           160            63
                                             -------      --------       -------      --------
Net income (loss) available to common
   shareholders                              $    25      $    992       $ 2,933      $   (270)
                                             =======      ========       =======      ========

Earnings (loss) per share:*
   Basic                                     $  0.00      $   0.07       $  0.21      $  (0.02)
                                             =======      ========       =======      ========
   Diluted                                   $  0.00      $   0.07       $  0.20      $  (0.02)
                                             =======      ========       =======      ========

Weighted average shares outstanding:*
   Basic                                      14,047        13,901        14,005        11,073
                                             =======      ========       =======      ========
   Diluted                                    14,124        13,922        14,310        11,073
                                             =======      ========       =======      ========


* All share and per share amounts have been adjusted to reflect the one-for-three reverse stock split effective on August 9, 2001.

Note: The Company has elected early adoption of Statement of Financial Accounting Standard No. 145, "Rescission of FASB Statements No. 4, 44, and 64, Amendment of FASB Statement No. 13, and Technical Corrections." As such, the write-off of debt issuance costs in 2002 and 2001, which were previously classified as extraordinary items, have been reclassified as other operating expenses.

                                                            AS OF
                                                    -----------------------
                                                    DEC. 31,       DEC. 31,
BALANCE SHEET HIGHLIGHTS:                             2002           2001
                                                    --------       --------
Cash and cash equivalents                           $  1,087       $  2,648
Working capital (deficit)                             (4,333)        (3,325)
Total assets                                          33,242         41,626
Long-term debt, net of current portion                23,190         31,109
Stockholders' deficit                                 (6,021)        (9,191)



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